Exhibit 5

Global Value Investment Corp.

1433 N. Water Street, Suite 549

Milwaukee, WI 53202

Non-Disclosure Agreement

This Non-Disclosure Agreement (this “Agreement”), effective as of _______________________, 2021 (the “Effective Date”), is entered into by and between Global Value Investment Corp. (“GVIC”), a Delaware corporation, having its principal place of business at 1433 N. Water Street, Suite 549, Milwaukee, WI 53202, and ________________________________________________________________________ (“Recipient” and together with GVIC, the “Parties”, and each, a “Party”), a _____________________________ corporation, having its principal place of business at _______________________________________________________________________.

WHEREAS, in connection with a potential investment in a public company to be disclosed to Recipient upon execution of this Agreement (the “Target Company”) with respect to a potential activist shareholder strategy lead by GVIC (the “Transaction”), the Recipient desires to receive certain information from GVIC that is non-public, confidential, or proprietary in nature; and

WHEREAS, GVIC desires to disclose such information to the Recipient, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

1.             Confidential Information. Except as set forth in Section 2 below, “Confidential Information” means all oral, written, graphic, or machine-readable information, technical data, or know-how, including, but not limited to, that which relates to research, investment analysis, security valuation, developments, processes, markets, business plans, financial information, clients, client information, software (including source and object code), hardware configuration, computer programs, algorithms, third-party data, agreements with third parties, services, suppliers, marketing, or finances disclosed before, on, or after the Effective Date, by GVIC to the Recipient or its affiliates, or to any of such Recipient’s or its affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”), whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.” For the avoidance of doubt, Confidential Information shall also include GVIC’s use and interpretation of public information and data, in all mediums, whether oral, written, graphic, or machine-readable information, technical data, or know-how.

2.             Exclusions from Confidential Information. The term “Confidential Information” as used in this Agreement shall not include information that:

(a)       at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by the Recipient or any of its Representatives;

(b)       at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary, or contractual obligation;

(c)       was known by or in the possession of the Recipient, as established by documentary evidence, prior to being disclosed by or on behalf of GVIC pursuant to this Agreement; or

(d)       was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of GVIC’s Confidential Information.

3.       Recipient Obligations. Except as may be permitted pursuant to, and in accordance with, Section 5 below, the Recipient shall:

(a)       protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)       not use GVIC’s Confidential Information or permit it to be accessed or used, for any purpose, other than the Transaction;

(c)       not use GVIC’s Confidential Information to GVIC’s detriment, including without limitation, to reverse engineer, disassemble, decompile, or design around GVIC’s proprietary services, products, and/or confidential intellectual property;

(d)       not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who:

(i)       need to know the Confidential Information to assist the Recipient, or act on its behalf, in relation to the Transaction;

(ii)       are informed in writing by the Recipient of the confidential nature of the Confidential Information; and

(iii)       are subject to confidentiality duties or obligations to the Recipient that are no less restrictive than the terms and conditions of this Agreement;

(e)       promptly notify GVIC of any unauthorized disclosure of Confidential Information or other breaches of this Agreement by the Recipient or its Representatives of which the Recipient has knowledge; and

(f)       be responsible for any breach of this Agreement caused by any of its Representatives to whom Confidential Information has been disclosed.

4.             Additional Confidentiality Obligations. Except as required by applicable federal, state, or local law or regulation, or otherwise as mutually agreed in writing by the Parties, the Recipient shall not, and shall not permit its Representatives to, disclose to any person:

(a)       that the Confidential Information has been made available to the Recipient or its Representatives, or that it has inspected any portion of the Confidential Information;

(b)       that discussions or negotiations may be, or are, underway between the Parties regarding the Confidential Information or the Transaction, including the status thereof; or

(c)       any terms, conditions, or other arrangements that are being discussed or negotiated in relation to the Confidential Information or the Transaction.

5.             Required Disclosure. Any disclosure by the Recipient or its Representatives of any of GVIC's Confidential Information pursuant to applicable federal, state, or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this Section. Prior to making any such disclosure, the Recipient shall make commercially reasonable efforts to provide GVIC with:

(a)       prompt written notice of such requirement so that GVIC may seek a protective order or other remedy; and

(b)       reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Recipient remains subject to a Legal Order to disclose any Confidential Information, the Recipient shall disclose, and, if applicable, shall require its Representatives or other persons to whom such Legal Order is directed to disclose, no more than that portion of the Confidential Information which, on the advice of the Recipient’s legal counsel, such Legal Order specifically requires and shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

6.             Return or Destruction of Confidential Information. Upon the termination of this Agreement, or at GVIC’s request at any time during the term of this Agreement, the Recipient and its Representatives shall promptly return to GVIC all copies, whether in written, electronic, or other form or media, of GVIC’s Confidential Information, or destroy all such copies and certify in writing to GVIC that such Confidential Information has been destroyed. In addition, the Recipient shall also destroy all copies of any Notes created by the Recipient or its Representatives and certify in writing to GVIC that such copies have been destroyed. Notwithstanding any contrary or inconsistent provision of this Section 6, the Recipient shall be permitted to maintain one copy of any Confidential Information and of any related notes among its business records as, and to the extent, required by any regulatory requirement.

7.             Non-Circumvention. With respect to identification of the Target Company by GVIC to the Recipient for the purpose of the Transaction, and with respect to any affiliate, customer, or related entity of the Target Company that is the subject of the Transaction, Recipient agrees that neither it nor its affiliates shall, directly or indirectly, circumvent or attempt to circumvent GVIC with respect to the Transaction, including, but in no way limited to, any action to: (i) solicit, initiate, facilitate, or encourage any inquiries or the making of any proposal to any person at the Target Company for any arrangement except at the sole direction of GVIC in connection with the Transaction; (ii) enter into or participate in any discussions or negotiations with any person at the Target Company or any third party regarding any arrangement regarding the Target Company except at the sole direction of GVIC in connection with the Transaction; or (iii) enter into any transaction or any agreement, arrangement, or understanding, including, without limitation, any letter of intent, term sheet, or other similar document with the Target Company or any third party regarding the Target Company except at the sole direction of GVIC in connection with the Transaction.

8.             Standstill Provision. Recipient agrees that, for a period of twelve (12) months from the date of this Agreement, neither Recipient, its affiliates, nor any of Recipient’s Representatives will, directly or indirectly do the following unless requested by GVIC in connection with the Transaction: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of the Target Company or any subsidiary thereof or all or substantially all the assets of the Target Company and its subsidiaries, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Target Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender, or exchange offer, restructuring, recapitalization, or other extraordinary transaction of or involving the Target Company or any of its subsidiaries or their securities or assets, (iv) form, join, or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Target Company, (v) seek election to, seek to place a representative on, or seek the removal of any director of the Target Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Target Company, or (vii) encourage or assist others to undertake any of the acts specified in clauses (i) through (vi) above.

9.             Term and Termination. The term of this Agreement shall commence on the Effective Date and shall expire one (1) year from the Effective Date, provided that either Party may terminate this Agreement at any time by providing written notice to the other Party. Notwithstanding anything to the contrary herein, the Recipient’s confidentiality obligations with respect to the Confidential Information under this Agreement shall survive the expiration or termination of this Agreement for a period of one (1) year from the date of such expiration or termination, even after the return or destruction of Confidential Information by the Recipient.

10.           No Disclosing Party Representations or Warranties. Neither GVIC nor any of its Representatives make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information disclosed to the Recipient hereunder. Neither GVIC nor any of its Representatives shall be liable to the Recipient or any of its Representatives relating to or resulting from the Recipient’s use of any of the Confidential Information or any errors therein or omissions therefrom.

11.           No Transfer of Rights, Title, or Interest. GVIC hereby retains its entire right, title, and interest, including all intellectual property rights, in and to all Confidential Information. Any disclosure of such Confidential Information hereunder shall not be construed as an assignment, grant, option, license, or other transfer of any such right, title, or interest whatsoever to the Recipient or any of its Representatives.

12.           No Other Obligation. The Parties agree that:

(a)       this Agreement does not require or compel GVIC to disclose any Confidential Information to the Recipient;

(b)       neither Party shall be under any legal obligation of any kind whatsoever, or otherwise be obligated to enter into any business or contractual relationship, investment, or transaction, by virtue of this Agreement, except for the matters specifically agreed to herein; and

(c)       either Party may at any time, at its sole discretion with or without cause, terminate discussions and negotiations with the other Party, in connection with the Transaction or otherwise.

13.           Remedies. The Recipient acknowledges that money damages might not be a sufficient remedy for any breach or threatened breach of this Agreement by the Recipient or its Representatives. Therefore, in addition to all other remedies available at law (which GVIC does not waive by the exercise of any rights hereunder), GVIC shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Recipient hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim. In the event that either Party institutes any legal suit, action, or proceeding against the other Party arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

14.           Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

15.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by a Party from time to time in accordance with this Section).

16.           Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

17.           Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission, including DocuSign, shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.           Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, provided that GVIC may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of GVIC’s assets. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

20.           Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

GLOBAL VALUE INVESTMENT CORP.
By: __________________________________ Name: Jeffrey R. Geygan Title: CEO/President

Company:______________________________
By: __________________________________ Name: ________________________________ Title: _________________________________